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         This INDEMNIFICATION AGREEMENT is made and entered into as of
______________, 1996 between Metro Networks, Inc., a Delaware corporation ("Metro Networks") and David I. Saperstein ("Saperstein").

         WHEREAS, as of the date hereof, Metro Networks has acquired all of the business operations of Metro Traffic Control, Inc. ("Traffic"), Metro Reciprocal, Inc. ("Reciprocal") and Metro Video News, Inc. ("Video");

         WHEREAS, Traffic, Reciprocal and Video had elected under Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code") to be treated and operated as Subchapter S corporations;

         WHEREAS, Saperstein was at all times the sole shareholder of Traffic, Reciprocal and Video;

         NOW, THEREFORE, in consideration of the premises and mutual provisions hereinafter set forth, the parties hereto hereby agree as follows:

         Article 1. METRO NETWORKS INDEMNITY. Metro Networks will indemnify Saperstein for any United States Federal income tax liability, to the extent such liability is attributable to a claim by the Internal Revenue Service that Saperstein's income with respect to his ownership of stock in Traffic, Reciprocal or Video for any taxable year exceeds the income reported to Saperstein by Traffic, Reciprocal or Video on its Internal Revenue Service Form K-1 for such taxable year. Such indemnity will be payable upon notification by Saperstein that payment is due.

         Article 2. SAPERSTEIN INDEMNITY. Saperstein will indemnify Metro Networks for Metro Networks' United States Federal income tax liability resulting from a claim by any taxing authority that Traffic, Reciprocal or Video was not properly treated as a Subchapter S corporation for any period in which Traffic, Reciprocal or Video filed a tax return on which it claimed that it was properly treated as a Subchapter S corporation; PROVIDED, HOWEVER, that Saperstein's obligation to indemnify Metro Networks shall be limited to the amount that Saperstein receives as a refund of United States Federal income taxes previously paid with respect to his share of income generated by Traffic, Video or Reciprocal.

         Article 3. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principals of conflicts of laws.


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         Article 4.     NOTICES.  All notices or other communications provided
for under this Agreement shall be given in writing and shall be delivered personally or sent by post telex or facsimile transmission to the other party.

         If to Metro Networks:

              Metro Networks, Inc.
              2800 Post Oak Boulevard
              Suite 4000
              Houston, Texas  77056


         If to Saperstein:

              David I. Saperstein
              c/o Metro Networks, Inc.
              2800 Post Oak Boulevard
              Suite 4000
              Houston, Texas  77056

         Article 5. ASSIGNMENT. Except as otherwise specifically provided herein, this Agreement and any rights and obligations hereunder may not be assigned by either party without the prior written approval of the other party, and any attempted assignment not in compliance with this Article shall be void and of no effect.

         Article 6. COSTS. In any proceeding to enforce any rights under this Agreement by legal proceedings or otherwise, the prevailing party shall be reimbursed by the defaulting party for all of the costs and expenses of the prevailing party in pursuing such proceedings, including, without limitation, reasonable attorneys' or solicitors' fees.

         Article 7. PARTIES NOT PARTNERS. Nothing contained in this Agreement shall constitute a partnership or other agency agreement between the parties hereto or their respective subsidiaries or any of them, nor shall anything contained in this Agreement give any of the parties hereto or any of the respective subsidiaries the right to bind, or pledge the credit of, any of the other parties hereto or any of their respective subsidiaries.

         Article 8. ANNUAL REVIEW. This Agreement may be amended by mutual consultation among the parties, evidenced in a writing signed by both parties, and the parties agree to engage in mutual consultation in good faith during each annual period from the date hereof at the request of any party to maintain in this Agreement the


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principles of fairness and equity, and to amend this Agreement accordingly.

         Article 9. SEVERABILITY. If any provision in this Agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect unless the severance of the invalid or unenforceable provision would unreasonably frustrate the commercial purposes of this Agreement. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision.

         Article 10. WAIVER. The waiver by either party of a breach or default of any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or other provisions nor shall any delay or omission on the part of either party to exercise or avail itself of any right power or privilege that it has or may have hereunder operate as a waiver of any breach or default by the other party.

         Article 11. ENTIRE AGREEMENT. This Agreement constitutes the entire and only Agreement between the parties hereto relating to the subject matter hereof and overrides and supersedes any prior arrangements or oral discussions and shall not be modified except in writing by agreement between the parties.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

                                  METRO NETWORKS, INC.



                             By:  _________________________
                                  Name:
                                  Title:




                                  _________________________
                                  David I. Saperstein



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